Exhibit 10.1

CONTINGENT EMPLOYMENT AGREEMENT

THIS AGREEMENT, made this              day of                     ,             , by and between MANITOWOC FOODSERVICE, INC., a Delaware corporation (together with its subsidiaries and any upstream parent company that in the future may control Manitowoc Foodservice, Inc. referred to herein as the “Company”) and                                                              , a key employee of the Company (the “Employee”).

RECITALS

WHEREAS, sudden takeovers, acquisitions or changes of control of domestic corporations have occurred frequently in recent years, and current conditions may contribute to the continuation or acceleration of this trend; and

WHEREAS, the possibility of a sudden takeover, acquisition or change of control can create uncertainty of employment and may distract and/or cause the loss of valuable Company officers, to the detriment of the Company and its shareholders; and

WHEREAS, it is believed that the detriment described can be substantially reduced by agreement on the terms hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, IT IS AGREED

1. Continued Employment.

(a) If a “Change of Control” (as defined below) of the Company occurs when the Employee is employed by the Company, the Company will continue thereafter to employ the Employee, and the Employee will remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for a period of                      years following the date of such change (the “Employment Period”).

(b) As used herein, the phrase “Change of Control” of the Company means the first to occur of the following with respect to the Company or any upstream holding company:

(i) Any “person,” as that term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii) The Company is merged or consolidated with any other corporation or other entity, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a merger or consolidation involving the Company shall not be considered a “Change of Control” if the Company is the surviving corporation and shares of the Company’s Common Stock are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares of the Company’s Common Stock outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of the Company immediately following the merger or consolidation;

(iii) The Company or any subsidiary sells, assigns or otherwise transfers assets in a transaction or series of related transactions, if the aggregate market value of the assets so transferred exceeds 50% of the Company’s consolidated book value, determined by the Company in accordance with generally accepted accounting principles, measured at the time at which such transaction occurs or the first of such series of related transactions occurs; provided, however, that such a transfer effected pursuant to a spin-off or split-up where stockholders of the Company retain ownership of the transferred assets proportionate to their pro rata ownership interest in the Company shall not be deemed a “Change of Control;”

(iv) The Company dissolves and liquidates substantially all of its assets;

(v) At any time after the date of this Agreement when the Continuing Directors cease to constitute a majority of the Board of Directors of the Company. For this purpose, a “Continuing Director” shall mean: (A) the individuals who, at the date of this Agreement constitute the Board; and (B) any new directors (other than directors designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) of this paragraph 1(b) of this Agreement) whose appointment to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the then-serving Continuing Directors; or

(vi) A determination by the Board of Directors of the Company, in view of then current circumstances or impending events, that a Change of Control of the Company has occurred, which determination shall be made for the specific purpose of triggering the operative provisions of this Agreement and all other similar contingent employment agreements of the Company; provided that, for the avoidance of doubt, the spin-off of Manitowoc Foodservice, Inc. from The Manitowoc Company, Inc. shall not constitute a Change of Control of the Company under this Agreement.

2. Duties. Unless otherwise agreed by the Company and Employee, during the Employment Period the Employee shall be employed by the Company in the same position/ offices as those which the Employee held on the date of the Change of Control of the Company. In such employment the Employee’s duties and authority shall consist of and include all duties and authority customarily performed and held by a person holding an equivalent position with a corporation of similar nature and size, as such duties and authority related to such position are reasonably defined and delegated from time to time by the Board of Directors of the Company. However, no change of the Employee’s location of employment outside a 50-mile radius from his place of employment as of the date of this Agreement (or any other location later consented to by the Employee), or in the Employee’s title, shall be made without the prior written consent of the Employee. The Employee shall have the powers necessary to perform the duties assigned and shall be provided such supporting services, staff, secretarial and other assistance, office space and accouterments as shall be reasonably necessary and appropriate in light of the duties assigned (but in no event, in any case, smaller in quantity or size or inferior in quality than that being furnished to the Employee on the date of the Change of Control of the Company.

The Employee shall devote his entire business time, energy and skills to such employment while so employed, but the Employee shall not be required to devote more than an average of approximately 40 hours per calendar week to such employment. The Employee may participate in civic or charitable activities which do not adversely affect his ability to carry out his responsibilities hereunder. The Employee shall be entitled to a minimum of three weeks (fifteen working days) of paid vacation annually, or such greater amount as shall be customarily allowed to the Employee during the fiscal year of the Company prior to the fiscal year in which the Change of Control of the Company shall occur. The Employee shall have the sole discretion to determine the time and intervals of such vacation.

3. Compensation. While employed under this Agreement, the Employee shall be compensated as follows:

(a) The Employee shall receive a salary equal to his salary as in effect as of the date of the Change of Control of the Company, subject to adjustment as hereinafter provided.

(b) The Employee shall be reimbursed for any and all monies advanced in connection with his employment for reasonable and necessary expenses incurred by him on behalf of the Company.

(c) The Employee shall be included to the extent eligible thereunder in any and all plans providing benefits for the Company’s employees, including but not limited to group life insurance, hospitalization, medical, retiree health and pension, and shall be provided any and all other benefits and perquisites made available to other employees of comparable status, at the expense of the Company on a comparable basis. The Employee shall be deemed eligible for retiree health if he is a participant in the Company’s retiree health plan and qualifies on the basis of years of service (regardless of his age).

(d) The Employee shall be permitted to participate in any equity-based compensation plans as the Company establishes and maintains from time to time for its officers and employees. The Employee’s participation level in such equity-based plans shall be consistent with the participation level of other officers and employees of the Company who have positions, duties and responsibilities comparable to the Employee.

(e) The Employee shall be included in all profit sharing, bonus, deferred compensation, split dollar life insurance, and similar or comparable cash incentive bonus plans customarily extended by the Company to corporate officers and key employees of the Company. The Employee shall be entitled to participate in cash incentive bonuses and profit sharing under such plans which are consistent with the bonuses and profit sharing received under such plans by other employees and officers of the Company who have positions, duties and responsibilities comparable to those of the Employee provided that such plans and bonus opportunity shall be no less favorable to the Employee than the plans and bonus opportunity that existed immediately prior to the Change of Control.

4. Annual Compensation Adjustments. At least annually during the Employment Period, the Board of Directors of the Company or an appropriate committee thereof, in accordance with past practice, will consider and appraise the contributions of the Employee to the Company’s operating efficiency, growth, production and profits, and the Employee’s compensation rate shall be eligible for increase based upon Employee’s contributions to the Company and the increases provided to other corporate officers and key employees generally and as the scope and success of the Company’s operations or the Employee’s duties expand.

5. Disability. If, during the Employment Period, the Employee shall become disabled by sickness or otherwise so that he is unable to perform the regular duties of his employment on a full-time basis, the Company shall pay him commencing on the date of the disability and continuing for the first six months thereafter, as sick pay, his normal salary and all benefits as described in paragraph 3 hereof. If the disability continues beyond six months, then the payment of the Employee’s normal salary shall be suspended during the period of disability. During the term of his disability, and until the expiration of the Employment Period, the Employee shall continue to receive customary fringe benefits as provided in paragraphs 3(c) and 3(d) above. The obligation to provide the foregoing disability benefits shall survive the termination of this Agreement provided the disability was incurred before termination. If the disability terminates prior to the end of the Employment Period, the Employee may elect to return to full-time employment under this Agreement in which case this paragraph shall apply to all subsequent short or long term disabilities.

To determine whether the Employee is disabled for the purposes of this paragraph, either party may from time to time request a medical examination of the Employee by a doctor appointed by the Company, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether or not the Employee has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

6. Retirement. If, during the Employment Period, the Employee shall deliver to the Company a statement signed by him stating that the Employee voluntarily chooses to retire early from the Company, or if the Employee shall with the mutual agreement of the Company agree in writing on early retirement, then this Agreement shall terminate on the effective date of such event and the terms of the Company’s retirement policies or such mutual agreement shall immediately become effective.

7. Termination Other Than for Cause.

(a) If during the Employment Period the Employee shall elect to terminate his employment under this Agreement for Good Reason, he shall thereupon be entitled to the benefits and a severance payment as set forth in paragraph 7(b) below. For purposes of this Agreement, a termination for “Good Reason” means a termination by Employee based upon the occurrence (without Employee’s express written consent) of any of the following: (i) a material diminution in Employee’s position or title, or the assignment of duties to Employee that are materially inconsistent with Employee’s position or title as described in paragraph 2; (ii) a material diminution in Employee’s base salary or incentive/bonus opportunities; (iii) a change of more than fifty (50) miles from the location of his principal place of employment on the date of the Change of Control of the Company; or (iv) a material breach by the Company of any of its obligations under this Agreement, or (v) any successor to the principal business of the Company (whether by merger, purchase of assets, liquidation or otherwise) as described in paragraph 13 fails or refuses to assume the Company’s obligations under this Agreement. Notwithstanding the foregoing, no such event described above shall constitute Good Reason unless Employee gives written notice to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s notice.

(b) If during the Employment Period the Employee’s employment hereunder shall be terminated (1) by the Company for any reason other than the reasons set forth in paragraphs 5, 6, 8 or 9 of this Agreement, or (2) by the Employee pursuant to paragraph 7(a) above, thereafter the Employee shall be entitled to participate in group life, hospitalization and medical insurance described in paragraph

3(c) hereof, for the remainder of the Employment Period (provided that if the Employee would be eligible to participate in the Company’s retiree health plan (based on years of service without regard to age) if he had retired as of the termination date, he shall be entitled to participate in such retiree health plan upon such termination), and, no later than thirty (30) calendar days following such termination, the Company shall pay to the Employee or his personal representative a severance payment in an amount equal to the sum of the following:

(i) The Employee’s annual base salary through the date of the termination of employment to the extent not theretofore paid; plus

(ii) All deferred salary (including “bank” balances in the Company’s incentive compensation plans), profit sharing, bonuses and other compensation earned by the Employee (whether vested or unvested or subject to any other contingencies) during the course of his employment with the Company prior to the termination of his employment; plus

(iii) The Employee’s base salary for the portion of the Employment Period remaining unexpired as of the termination date. For this purpose, the Employee’s base salary shall be his base salary as in effect immediately prior to the termination of employment. For any fraction of a year included in the unexpired portion of the Employment Period, the Employee’s base salary shall be prorated based upon a 365-day year; plus

(iv) Incentive bonus compensation for the current fiscal year of the Company during which the termination of employment occurs and for all subsequent fiscal years of the Company thereafter which are included in whole or in part in the portion of the Employment Period remaining unexpired as of the termination date. The amount of the cash incentive bonus for any partial fiscal year included in the balance of the Employment Period shall be prorated based on a 365-day fiscal year. The amount of the annual bonus to be applied in calculating the incentive compensation payment shall be the Employee’s target cash incentive bonus under each award made for the year of termination under all short and long-term cash incentive bonus plans maintained by the Company in which the Employee participates at the time of the termination of the Employee’s employment, or, to the extent the awards have not yet been made for the fiscal year of termination, the target cash incentive bonus under the award made for the latest fiscal year preceding the fiscal year of termination (but applied to base salary in effect prior to the date of termination).

(c) If during the six month period prior to a Change of Control, the Employee’s employment with the Company is terminated and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the Employee shall, effective as of the date of termination, (and subject to paragraph 7(e) below) be entitled to participate in group life,

hospitalization and medical insurance described in paragraph 3(c) hereof, for a period of                      years following the date of termination (provided that if the Employee would be eligible to participate in the Company’s retiree health plan (based on years of service without regard to age) if he had retired as of the termination date, he shall be entitled to participate in such retiree health plan upon such termination), and, no later than thirty (30) calendar days following such Change of Control, the Company shall pay to the Employee or his personal representative a severance payment in an amount equal to the sum of the following:

(i) The Employee’s annual base salary through the date of the termination of employment to the extent not theretofore paid; plus

(ii) All deferred salary (including “bank” balances in the Company’s incentive compensation plans), deferred profit sharing, deferred bonuses and other deferred compensation earned by the Employee (whether vested or unvested or subject to any other contingencies, but only to the extent permitted by the terms of any applicable plan) during the course of his employment with the Company prior to the termination of his employment; plus

(iii) An amount equal to                      times the Employee’s annual base salary. For this purpose, the Employee’s annual base salary shall be his annual base salary as in effect immediately prior to the termination of employment; plus

(iv) An amount equal to                      times the Employee’s annual incentive bonus compensation. The amount of the annual incentive bonus to be applied in calculating the incentive compensation payment shall be the Employee’s target cash incentive bonus under each award made for the year of termination under all short and long-term cash incentive bonus plans maintained by the Company in which the Employee participates at the time of the termination of the Employee’s employment, or, to the extent the awards have not yet been made for the fiscal year of termination, the target cash incentive bonus under the award made for the latest fiscal year preceding the fiscal year of termination (but applied to base salary in effect prior to the date of termination).

(d) If it shall be impossible or impracticable for the Employee to participate directly in certain programs or plans specified in subparagraph (b) or (c) above, then the Company shall provide, at the Company’s expense, for the provision to the Employee of benefits as nearly as possible identical to, and in no event less beneficial to the Employee than, those which would be provided to the Employee through direct participation or providing a cash payment(s) economically equivalent in value to such benefits.

(e) If it is determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would constitute an excess “parachute payment” within the meaning of Section 280G of the

Code and would result in the imposition on the Employee of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Employee shall be entitled to receive the Payments unless the after-tax amount that would be retained by the Employee (after taking into account any and all applicable federal, state and local excise, income or other taxes payable by the Employee, including the Excise Tax) is less than the after-tax amount that would be retained by the Employee (after taking into account any and all applicable federal, state and local excise, income or other taxes payable by the Employee, including the Excise Tax) if the Employee were instead to be paid or provided, as the case may be, the maximum amount of the Payments that the Employee could receive without being subject to the Excise Tax (the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under paragraph 7(b)(iii), unless an alternative method of reduction is elected by the Employee, and in any event shall be made in such a manner as to maximize the value of all Payments actually made to the Employee. For purposes of reducing the Payments, only amounts payable under this Agreement (and no other Payments) shall be reduced.

(f) All determinations required to be made under this paragraph 7, and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be designated by the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

(g) In the event that any Payment to Employee pursuant to this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any comparable successor provision), the Company shall be entitled to withhold any such excise tax as required by applicable law, together with any other amounts required to be withheld under any applicable federal or state law.

8. Termination for Cause. Employee agrees that this Agreement may be terminated by the Company at any time for cause, which shall mean only conviction based upon the commission of a felony or becoming the subject of a final nonappealable judgment of a court of competent jurisdiction holding that the Employee is liable to the Company for damages for obtaining a personal benefit in a transaction adverse to the interests of the Company. The Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board), finding that the Employee was guilty of conduct constituting cause for termination as set forth in this paragraph 8 and specifying the particulars thereof in detail. In the event this agreement is terminated for cause, the Employee shall forfeit his right to any and all benefits he would otherwise have been entitled thereafter to receive under the Agreement, but shall not forfeit his right to benefits accrued up to and including the date of termination.

9. Death of Employee. Upon the death of the Employee during the Employment Period, the payment of base compensation as provided in subparagraph 3(a) shall continue through the last day of the month in which death occurs, and bonuses for the year in which death occurs shall be prorated on the basis of the number of months elapsed during the fiscal year as of such day. The other rights and benefits of the Employee (or his personal representative) shall be as determined under the applicable programs and plans of the Company covering the Employee at death.

10. Equity-Based Awards. Upon the occurrence of a Change of Control of the Company, except to the extent a more favorable result for the Employee applies under an applicable incentive plan or award, the following will apply:

(a) If the purchaser, successor or surviving entity (or parent thereof) (the “Surviving Entity”) in the Change of Control transaction so agrees, some or all outstanding equity-based awards then held by the Employee shall be assumed, or replaced with the same type of award with similar terms and conditions, by the Surviving Entity in the Change of Control transaction; provided that such assumption or replacement shall be permitted without the Employee’s consent only to the extent the assumed or replacement award, as the case may be, relates to publicly traded or otherwise liquid equity securities after the consummation of the Change of Control transaction and to the extent other appropriate adjustments in the terms and conditions of the award (including any performance goals) are made so that the Employee is not disadvantaged solely as a result of the Change of Control. If applicable, each award assumed by the Surviving Entity shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Employee upon the consummation of such Change of Control had the award been exercised, vested or earned immediately prior to such Change of Control. Upon the Employee’s termination of employment by the Surviving Entity without Cause, or by the Employee for Good Reason, in either case within                      months following the Change of Control, all of the Employee’s awards that are in effect as of the date of such termination shall be vested in full or deemed earned in full (assuming the maximum performance goals provided under such award were met, if applicable) effective on the date of such termination.

(b) To the extent the Surviving Entity in the Change of Control transaction does not assume the equity-based awards held by the Employee or issue replacement awards as provided in clause (a):

(i) The Employee shall have the right at any time thereafter to exercise any stock options (“Options”) or stock appreciation rights (“SARs”) held by the Employee at the time of the Change of Control in full whether or not the Option or SAR was theretofore exercisable; provided that the Company may elect to cancel all outstanding Options or SARs in exchange for a cash payment equal to the excess of the Change of Control Price over the exercise price of the shares of the Company’s common stock (“Shares”) subject to such Option or SAR upon the Change of Control (or for no cash payment if such excess is zero);

(ii) Shares of time-based restricted stock (“Restricted Stock”) and restricted stock units (“Restricted Stock Units”) held by the Employee that are not then vested shall vest upon the date of the Change of Control and the Employee shall have the right, exercisable by written notice to the Company within sixty (60) days after the Change of Control, to receive, in exchange for the surrender of such Restricted Stock, an amount of cash equal to the Change of Control Price (as defined below) of such Restricted Stock or Restricted Stock Units; provided that the Company may elect to cancel each outstanding Restricted Stock Unit in exchange for a cash payment equal to the Change of Control Price upon the Change of Control;

(iii) The Employee shall have, with respect to each equity-based incentive award then held by the Employee subject to the achievement of a performance goal for which the performance period has not expired (“Performance Award”) shall have the right, exercisable by written notice to the Company within sixty (60) days after the Change of Control, to receive, in exchange for the surrender of the Performance Award, an amount of cash equal to the product of (A) the value of the Performance Award, assuming the greater of target or projected actual performance (based on the assumption that the applicable performance goals continue to be achieved at the same rate through the end of the performance period as they are at the time of the Change of Control), and (B) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to the date of the Change of Control and the denominator of which is the number of whole months in the performance period;

(iv) The Employee shall be entitled to receive, with respect to any dividend equivalent units then held by the Employee, a cash payment equal to the value of the dividend equivalent units as of the date of the Change of Control; provided that such payment will be pro rated to the extent, if at all, any related award is settled on a pro rata basis; and

(v) The Employee will be entitled to receive, with respect to each type of equity-based award not subject to the foregoing provisions, a cash payment based on the value of the award as of the date of the Change of Control.

The Company covenants and agrees to take such steps (including amendment of any existing plan) to insure that all plans under which the foregoing types of awards are made shall allow or provide for such vesting and distribution. For purposes of this paragraph 10, “Change of Control Price” means the highest of the following: (A) the fair market value of the Shares, as determined by the Company’s Board of Directors, on the date of the Change of Control; (B) the highest price per Share paid in the Change of Control transaction; or (C) the fair market value of the Shares, calculated on the date of surrender of the relevant award in accordance with this paragraph 10, but this clause (C) shall not apply if in the Change of Control transaction, or pursuant to an agreement to which the Company is a party governing the Change of Control transaction, all of the Shares are purchased for and/or converted into the right to receive a current payment of cash and no other securities or other property.

11. Noncompetition.

(a) Scope of Noncompetition. In the event that the employment of the Employee is terminated pursuant to paragraph 7 prior to the expiration of the Employment Period such that the Employee receives the payments and benefits referred to in paragraph 7(b) or (c), the Employee agrees that he will not, for the Noncompetition Period (as hereinafter defined):

(i) Render services, directly or indirectly, to any “Competitor” (other than the acquisition of an equity interest in a corporation or other entity registered under the Securities Exchange Act of 1934, as amended, not requiring the filing of a Schedule 13D or Schedule 13G or any successor schedules or forms) in connection with the development, manufacture, distribution, sale, merchandising or promotion of any “Competitive Product” or “Competitive Service.” “Competitor” means any corporation, person, firm or organization or division or part thereof engaged in or about to become engaged in research and development work on or the production and/or sale of any Competitive Product or Competitive Service in any country in which the Company or any of its affiliates sold a product or service to a customer within the                 -year period ending on the effective date of the termination of Employee’s employment with the Company. “Competitive Product” or “Competitive Service” means a product or service, as the case may be, made, offered, sold or provided by a Competitor, which is the same as, functionally equivalent to, or otherwise directly competitive with one made, offered, sold or provided by the business units of the Company over which the Employee had a material supervisory or management role.

(ii) Engage either directly or indirectly, in any country in which the Company or any of its affiliates sold a product or service to a customer within the                 -year period ending on the effective date of the termination of Employee’s employment with the Company for himself or as an investor in the development, manufacture, purchase or sale of any Competitive Product or Competitive Service.

(b) Noncompetition Period. For purposes of this paragraph 11, the term “Noncompetition Period” means the period beginning on the effective date of the termination of Employee’s employment with the Company and continuing for (i) the lesser of                  years or the unexpired term of the Employment Period in the case of a severance payment made pursuant to paragraph 7(b), or (ii)                  years in the case of a severance payment made pursuant to paragraph 7(c).

(c) Survival. The noncompetition covenant in this paragraph 11 shall survive the termination of the Employee’s employment.

(d) Notification to the Company. If the Employee notifies the Company of the occupation the Employee proposes to take up after termination of employment with the Company and furnishes the Company such written or oral information as it may reasonably request concerning such proposed occupation, the Company agrees to notify the Employee promptly, and in any event, within fourteen (14) business days after receipt of the requested information, whether or not the Company considers such occupation, based on the information so furnished or derived from its independent investigation, to come within the provisions of this Section and, if the Company considers such occupation to come within the provisions of this Section, whether the Company will waive any of the provisions thereof.

(e) Remedies. In addition to other remedies provided by law or equity, upon a breach by the Employee of any of the covenants contained in this paragraph 11, the Company shall be entitled to have a court of competent jurisdiction enter an injunction against the Employee prohibiting any further breach of the covenants contained herein. The parties further agree that the services to be performed hereunder are of a unique, special, and extraordinary character. Therefore, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of competent jurisdiction at law or equity by a decree of specific performance or, if the Company elects, by obtaining damages or such other relief as the Company may elect to pursue. Such remedies, however, shall be cumulative and nonexclusive and shall be in addition to any other remedies which the Company may have.

12. Enforceability. The parties agree that nothing in this Agreement shall in any way abrogate the right of the Company and the Employee to enforce by injunction or otherwise the due and proper performance and observance of the several covenants herein contained to be performed by the Employee or the Company or to recover damages for breach thereof.

13. Successors and Assigns. If the Company sells, assigns or transfers all or substantially all of its business, assets or earning power to any person, or if the Company merges into or consolidates or otherwise combines with any person which is the continuing or successor entity, then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to the person which is either the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. In case of such assignment by the Company and of assumption and agreement by such person(s), all further rights as well as all other obligations of the Company under this Agreement thenceforth shall cease and terminate. All rights of Employee hereunder shall inure to the benefit of the Employee and his heirs and personal representatives. Other than as specifically provided in this paragraph 13, neither the Company nor Employee may assign any rights or obligations hereunder without the express written consent of the other party.

14. Termination Prior to Change of Control. Except as described herein in the event of a Change of Control, this Agreement is not intended to vest in Employee any right to continued employment by Company. Absent such a Change of Control and unless specifically established otherwise by agreement between the Company and Employee, Employee’s employment status with the Company is one of employment at-will.

15. Supplemental Agreement. This Agreement supersedes any previously existing Contingent Employment Agreement of like nature between the Company and the Employee; however, this Agreement supplements, and is not an amendment to or in derogation of, any other agreement between the Company and the Employee relating to employment or the terms and conditions thereof. No person, other than such person as may be designated by the Board of Directors of the Company, shall have any authority on behalf of the Company to agree to modify or change this Agreement. Notwithstanding the foregoing, this Agreement supersedes and replaces any contingent employment agreement entered into between the Employee and the Company prior to the date of this Agreement which addresses terms of employment, compensation and severance benefits that would become available to the Employee in the event of a change of control of the Company, as that term may be defined in such other contingent employment agreement. Accordingly, any such other contingent employment agreements shall be deemed terminated and of no further force or effect.

16. Section 409A. This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), to the extent applicable, and shall in all respects be administered in accordance with Section 409A. To the extent Employee is a “specified employee” under Section 409A, no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) to be paid during the six-month period following Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) will be made during such six-month period. Instead, any such deferred compensation shall be paid on the first business day following the six-month anniversary of the separation from service. In no event may Employee, directly or indirectly, designate the calendar year of a payment. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

17. Governing Law, Severability. This Agreement is to be governed by and construed under the internal laws of the State of Delaware. If any provision of this Agreement shall be held invalid and unenforceable for any reason, such provision shall be deemed deleted and the remainder of the Agreement shall be valid and enforceable without such provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MANITOWOC FOODSERVICE, INC.

By:
Name:
Title:

EMPLOYEE:

Name: